UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*


                           Great Pee Dee Bancorp, Inc.
                           --------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   39115R-10-0
                                   -----------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:



[X]               Rule 13d-1(b)

[ ]               Rule 13d-1(c)

[ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 39115R-10-0             13G                          Page 2 of 5 Pages


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1        Names of Reporting Persons
         I.R.S. Identification Nos. Of above persons (entities only)

                    Sentry Bank & Trust
                    Employee Stock Ownership Plan Trust

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2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

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3        SEC Use Only

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4        Citizenship or Place of Organization
                    South Carolina
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    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                95,800.50
         With:
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                          6     Shared Voting Power

                                      68,183.50
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                          7     Sole Dispositive Power

                                      163,984
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                          8     Shared Dispositive Power

                                      0
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9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    163,984
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10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

         N/A
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11       Percent of Class Represented by Amount in Row 9

         9.1% of 1,802,555 shares of Common Stock outstanding as of December 31, 2005.
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12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 39115R-10-0                13G                      Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  Great Pee Dee Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  901 Chesterfield Highway
                  Cheraw, South Carolina 29520

Item 2
         (a)      Name of Person Filing

                  Sentry Bank & Trust
                  Employee Stock Ownership Plan Trust
                  Trustee:          James C. Crawford, III
                                    William R. Butler
                                    Henry P. Duvall, IV
                                    H. Malloy Evans, Jr.
                                    Robert M. Bennett, Jr.

          (b)     Address of Principal Business Office

                  901 Chesterfield Highway
                  Cheraw, South Carolina 29520

         (c)      Citizenship or Place of Organization

                  South Carolina

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  39115R 10 0

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                           (f) [X] An employee benefit plan or endowment fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO. 32020 V 100                13G                       Page 1 of 5 Pages

                  (a) Amount beneficially owned: 163,984.
                  (b) Percent of class: 9.1.
                  (c) Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote: 95,800.50.
                    (ii)  Shared power to vote or to direct the vote: 68,183.50.
                    (iii) Sole power to dispose or to direct the disposition of:
                          163,984.
                    (iv)  Shared power to dispose or to direct the  disposition of: 0.

Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable

Item 8.          Identification and Classification of Members of the Group

                       The reporting person is an employee benefit plan  subject
                  to the provisions of the Employee Retirement Income   Security
                  Act of 1974.

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                        By  signing  below  I  certify  that, to  the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 39115R-10-0                                          Page 5 of 5 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 8, 2006                    SENTRY BANK & TRUST
                                          EMPLOYEE STOCK
                                          OWNERSHIP PLAN TRUST

                                          By: Robert M. Bennett, Jr., Trustee



                                          /s/ Robert M. Bennett, Jr.
                                          Name: James C. Crawford, III
                                          Title: Trustee